Exhibit 4.24

DIAMOND JO WORTH, LLC

AND

DIAMOND JO WORTH CORP.

(as Issuers)

$40,000,000
11% Senior Secured Notes due 2012

SECOND SUPPLEMENTAL INDENTURE

DATED DECEMBER 21, 2006

TO THE

INDENTURE

DATED AS OF JULY 19, 2005

U.S. BANK NATIONAL ASSOCIATION

(as Trustee)

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 21, 2006 (the “Supplemental Indenture”), by and among Diamond Jo Worth, LLC (the “Company”, a Delaware limited liability company, Diamond Jo Worth Corp. (“DJW Corp.”), a Delaware corporation, and U.S. Bank National Association, as trustee (the “Trustee”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Company, DJW Corp. and the Trustee are parties to that certain Indenture, dated as of July 19, 2005, (the “Original Indenture”), relating to the Company’s and DJW Corp.’s 11% Senior Secured Notes due 2012 (the “Notes”), as supplemented and amended by the First Supplemental Indenture, dated as of August 31, 2006 (the “First Supplemental Indenture”, and together with the Original Indenture, the “Indenture”);

WHEREAS, Section 9.2 of the Indenture authorizes the Company, DJW Corp. and the Trustee, in accordance with the terms thereof, to enter into this Supplemental Indenture with the consent of the Holders of at least a majority in principal amount of the outstanding Notes;

WHEREAS, the Company has received consents from Holders of at least a majority in principal amount of the outstanding Notes as of December 15, 2006, the record date established by the Company approving this Supplemental Indenture; and

WHEREAS, the Company has requested the Trustee and the Trustee has agreed to join in the execution of this Supplemental Indenture pursuant to Section 9.2 of the Indenture on the terms and subject to the conditions set forth below;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Company, DJW Corp. and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

ARTICLE I

INDENTURE

1.1           Integral Part.  This Supplemental Indenture constitutes an integral part of the Indenture.

ARTICLE II

AMENDMENTS TO THE INDENTURE

2.1           Amendment to Section 1.1 Definitions.

(a)           The fourth paragraph of the definition of “Excess Cash Flow” is hereby deleted in its entirety and replaced with the following:

“minus (iii) the amount of (x) all payments permitted under Section 4.9 of this Indenture, including, without limitation, payments under Management Arrangements under clause (v) of Section 4.9(b), and made during such period or any prior period by such Person and its Restricted Subsidiaries to the extent not already deducted in computing Consolidated Net Income or previously deducted pursuant to this paragraph in any prior period and (y) any Permitted Investments made during such period by such Person and its Restricted Subsidiaries to the extent not already deducted in computing Consolidated Net Income, provided that, solely for the purpose of this calculation, the aggregate amount that may be deducted pursuant to this clause (iii) shall not exceed $1.0 million in any six month period ending March 31 or September 30, provided, further that if the amount actually deducted pursuant to this clause (iii) is less than $1.0 million in any six month period ending March 31 or September 30, then the difference between such amount and $1.0 million shall be applied to increase the amount that may be deducted pursuant to this clause (iii) in any subsequent six month period ending March 31 or September 30, and provided, further that, solely with respect to the six month period ending March 31, 2007, payments permitted under Section 4.9 of this Indenture shall be deducted pursuant to clause (x) of this paragraph only to the extent that such payments exceed $35.0 million.”

(b)           The definition of “Management Arrangements” is hereby amended by deleting the words in clause (y) in the parentheses in the proviso of such definition and replacing them with the following:

“(y) Parent or PGL solely to the extent such payments are made for the purpose of (i) satisfying payment obligations under employment arrangements approved by the Managers of PGP entered into in the ordinary course of business with any Person other than an Excluded Person or (ii) paying directors’ or managers’ fees to Managers of PGP who are not employees of PGP or its direct or indirect subsidiaries)”

(c)           The definition of “Permitted Tax Distributions” is hereby amended as follows:

(i)  The words “minus (iv) the aggregate Tax Loss Benefit Amount for the Company for such year or portion thereof” beginning in the eleventh line of the first paragraph of such definition are hereby deleted; and

(ii)  The words “or the aggregate Tax Loss Benefit Amount carried forward to such taxable year” beginning in the sixth line of the third paragraph of such definition are hereby deleted.

(d)           The definition of “Tax Loss Benefit Amount” is hereby deleted in its entirety.

2.2           Amendment to Section 4.7 Limitation on Incurrence of Additional Indebtedness and Disqualified Equity Interests.

(a)           The following provision is hereby inserted as a new clause immediately following clause (xv) (which was added pursuant to the First Supplemental Indenture) in Section 4.7(b):

“(xvi)  Indebtedness evidenced by Additional Notes in an aggregate principal amount not to exceed $36.5 million (the proceeds of which, notwithstanding any other provision in this Indenture or the Cash Collateral and Disbursement Agreement to the contrary, shall be available to the Issuers and the Restricted Subsidiaries for general corporate or other purposes permitted by the terms of this Indenture and shall not, in whole or in part, be subject to the Cash Collateral and Disbursement Agreement or required to be deposited in the Construction Disbursement Account or the Interest Reserve Account.”

(b)           Section 4.7(b)(xiv) is hereby amended to delete the reference to the amount “$2,500,000” and insert in its place the amount “$1,000,000”.

(c)           Section 4.7(c) is hereby amended to delete the words “except that all incurrences under the Notes, the Subsidiary Guaranties and this Indenture shall be deemed to have been incurred pursuant to Section 4.7(b)(vi) above” at the end of such paragraph.

2.3           Amendment to Section 4.9 Limitation on Restricted Payments.  Section 4.9(b)(ix) is hereby amended to replace the reference to the amount “$1.0 million” with the amount “$36.0 million”.

2.4           Amendment to Section 4.13 Limitation on Asset Sales.  The reference to “(a)” and “(b)” in Section 4.13(a)(ii) are hereby deleted and the text of clause (b) of Section 4.13(a)(ii) of the Indenture is hereby deleted in its entirety.

ARTICLE III

MISCELLANEOUS

3.1           The Trustee.  The recitals in this Supplemental Indenture shall be taken as the statements of the Company and DJW Corp. and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

3.2           Limited Effect.  This Supplemental Indenture shall be deemed to be an amendment to the Indenture, and the Indenture, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Indenture in the Notes or any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Indenture as amended hereby.

3.3           Counterparts; Facsimile Signatures.  This Supplemental Indenture may be executed by the parties hereto in separate counterparts, including by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

3.4           GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ALL OTHER CONFLICTS OF LAWS PRINCIPLES AND CHOICE OF LAW RULES OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date and year first written above.

DIAMOND JO WORTH LLC
By:	/s/ Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer
DIAMOND JO WORTH CORP.
By:	/s/ Natalie Schramm
Name: Natalie Schramm
Title: Chief Financial Officer
U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Raymond Haverstock
Name: Raymond Haverstock
Title: Vice President